Exhibit 99.1
Contact: Maria Brous
(863) 680-5339

Carol Jenkins Barnett Diagnosed with Younger Onset Alzheimer’s
Stepping Down from Publix Board of Directors

LAKELAND, Florida, June 17, 2016 - Today, the Barnett family has shared Carol Jenkins Barnett (59), Chairman and President of Publix Super Markets Charities, has been diagnosed with younger onset Alzheimer’s disease.

Due to her recent diagnosis, Mrs. Barnett has voluntarily decided to step down from the Board of Publix Super Markets, effective immediately, to focus on her health and spend quality time with her family. She will continue serving the community and helping others through her responsibilities on the Board of Publix Super Markets Charities.

“Our Publix family is saddened by the news of Carol’s diagnosis with younger onset Alzheimer’s,” said Chairman of the Board Ed Crenshaw. “We thank Carol for her more than 33 years of dedicated service to our board and her numerous contributions to Publix and our communities. We fully support Carol’s decision to focus on her health and well-being and offer her and the family our prayers and support.”
The Barnetts have a long legacy of supporting and improving the lives of families in the communities in which Publix operates. For this reason, the family has decided to share this deeply personal journey.

“In sharing our journey, we hope to provide greater awareness and education of Alzheimer’s disease that affects more than 5.4 million Americans,” said Carol Jenkins Barnett. “We remain strong and hopeful that a cure will be on the horizon. We are grateful for the many thoughts and prayers. We know you will understand our request for privacy as there is much for our family to process and to learn about the challenges before us.”

Alzheimer’s disease is a type of dementia that causes problems with memory, thinking and behavior. Symptoms usually develop slowly and can last for many years; however, the disease is progressive, becoming severe enough to interfere with daily tasks. According to the Alzheimer’s Association, the disease can strike persons in their 40s and 50s, and when it does, it is called “younger onset.” There are as many as 200,000 people with younger onset in the U.S. To learn more about Alzheimer’s, visit www.alz.org.

Publix is privately owned and operated by its 180,500 employees, with 2015 sales of $32.4 billion. Currently Publix has 1,116 stores in Florida, Georgia, Alabama, Tennessee, South Carolina and North Carolina. The company has been named one of Fortune’s “100 Best Companies to Work For in America” for 19 consecutive years. In addition, Publix’s dedication to superior quality and customer service is recognized among the top in the grocery business. For more information, visit the company’s website, corporate.publix.com. ###